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MONRO MUFFLER BRAKE, INC.                                             Exhibit 11
STATEMENT OF COMPUTATION OF PER SHARE EARNINGS

         Earnings per share for each period was computed by dividing net income for such period by the weighted average number of shares of Common Stock and common stock equivalents outstanding during such period. All share data have been restated to reflect the 5% stock dividend paid June 18, 1998. (See Note 2 of Notes to Consolidated Financial Statements). Calculations reflect the adoption of the provisions of Financial Accounting Standards ("FAS") No. 128, "Earnings per Share" effective for periods ending after December 15, 1997.

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                                                                 QUARTER ENDED                    NINE MONTHS ENDED
                                                                  DECEMBER 31,                       DECEMBER 31,

                                                             1998             1997              1998             1997
                                                             ----             ----              ----             ----

                                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


DILUTED

EARNINGS

Net Income                                                  $  (923)          $ 1,700          $ 5,346          $ 8,469
                                                            =======           =======          =======          =======

SHARES

Weighted average number of shares of common
shares                                                        8,322             8,260            8,301            8,254

Assuming conversion of Class C Convertible
     Preferred Stock                                                              636              636              636

Dilutive effect of outstanding options                                             88               65              129
                                                            -------           -------          -------          -------

 Total common and common equivalent shares                    8,322             8,984            9,002            9,019
                                                            =======           =======          =======          =======

DILUTED (LOSS) EARNINGS PER SHARE                           $  (.11)          $   .19          $   .59          $   .94
                                                            =======           =======          =======          =======


BASIC

EARNINGS

Net Income                                                  $  (923)          $ 1,700          $ 5,346          $ 8,469
                                                            =======           =======          =======          =======

SHARES

Weighted average number of common shares                      8,322             8,260            8,301            8,254

BASIC (LOSS) EARNINGS PER SHARE                             $  (.11)          $   .21          $   .64          $  1.03
                                                            =======           =======          =======          =======
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